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                                                                    EXHIBIT 4.32

                1998 EQUITY PLAN FOR NON-EMPLOYEE DIRECTORS OF
                       FOCAL COMMUNICATIONS CORPORATION

                            PARTICIPATION AGREEMENT
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     This Participation Agreement ("Participation Agreement") between the undersigned Non-Employee Director, ________________________________________
("Director"), and Focal Communications Corporation (the "Company") is for the Fiscal Year (as hereinafter defined) commencing January 1, 199__, and is subject to all of the terms and conditions of the 1998 Equity Plan for Non-Employee Directors of Focal Communications Corporation (the "Plan"). Capitalized terms not defined herein have the meanings set forth in the Plan.

     1.   Election of Voluntary Shares.  Pursuant to the Plan, Director may
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elect to receive up to 100 percent of his or her Retainer and/or Meeting Fees from the Company in the form of shares of Common Stock by filing a Participation Agreement in the form hereof on or before the beginning of the Company's Fiscal Year (as hereinafter defined) (or such other date as may be specified by the Board). The Director hereby elects to receive (a) ______% of his or her Retainer, and (b) _____% of his or her Meeting Fees, in the form of Common Stock in lieu of a cash payment ("Voluntary Shares") in accordance with the terms of the Plan and as indicated in this Section 1. This election to receive Voluntary Shares will be effective for the period beginning on January 1 of such year and ending on the December 31 of such year (a "Fiscal Year"). Except as the Board may otherwise provide, this election to receive Voluntary Shares is a one-time election for the applicable Fiscal Year and, unless Director revokes or changes such election by filing a new Participation Agreement by the due date specified above, shall apply to each subsequent Fiscal Year. Once an election has been terminated, another election may not be made effective until the commencement of the next subsequent full Fiscal Year unless the Board has otherwise provided.

     2.   Payment of Voluntary Shares.  No later than ten (10) days following
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the end of an Accounting Period (as defined in the Plan) (the "Issuance Date"), the Company shall issue to Director a number of Voluntary Shares for the prior Accounting Period equal to (i) the amount of Director's Retainer and Meeting Fees for such Accounting Period that Director has elected to receive as Voluntary Shares divided by (ii) the Market Value per Share on the last day of such Accounting Period (the "Valuation Date"). If the foregoing formula would result in the issuance of fractional shares of Common Stock, any such fractional shares shall be disregarded, and the remaining amount of the Retainer shall be paid in cash. The Company shall pay any and all fees and commissions incurred in connection with the payment of Voluntary Shares to Director.

     3.   Director Acknowledgment and Signature.  Director understands that
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participation in the Plan is subject to the terms and conditions contained in the Plan.
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     IN WITNESS WHEREOF, Director has executed this Participation Agreement on the __________ day of ______________________________, 199___.


                              DIRECTOR


                              ________________________________________________
                              Signature



     Received and accepted by the Secretary of Focal Communications Corporation this day of __________________, 199___.


                              ________________________________________________
                              Signature of the Secretary of Focal Communications Corporation

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